UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FARMERS & MERCHANTS BANCORP, INC.

(Exact Name of Registrant as specified in its Charter)

OHIO	34-1469491
(State of Incorporation)	(IRS Employer Identification No.)

307 North Defiance Street

Archbold, Ohio 43502

(Address of principal executive offices, including zip code)

THE FARMERS & MERCHANTS STATE BANK

401(k) PROFIT SHARING PLAN

(Full Title of the Plan)

Mr. Lars B. Eller

President and Chief Executive Officer

Farmers & Merchants Bancorp, Inc.

307 North Defiance Street

Archbold, Ohio 43502

(419) 446-2501

(Name , address and telephone number of agent for service)

Copies to:

David J. Mack, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43604

(419) 321-1396

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares, no par value	160,000	$21.62	$3,459,200	$450

(1)

This figure has been estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the high and low prices for the common shares of Farmers & Merchants Bancorp, Inc. (the “Company” or “Registrant”) as reported on The NASDAQ Stock Market on September 8, 2020.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by the Company or the Plan with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a)  above.

(c) The description of the Common Shares of the Company filed as Exhibit 4.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2019.

(d) All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such documents incorporated pursuant to this paragraph (d) shall be deemed to be a part of this registration statement from the date of the filing thereof.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 1701.13 of the Ohio General Corporation Law, a corporation may indemnify any director, officer, employee or agent for reasonable expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 1701.13 provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made: (A) where liability is asserted against a director pursuant to section 1701.95 of the Revised Code; or (B) without court approval if such person was adjudged liable to the corporation. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Except with respect to liability asserted pursuant to section 1701.95 of the Revised Code, Ohio law requires a corporation to indemnify directors for expenses, including attorney’s fees, as they are incurred, in advance of the final disposition of the action upon receipt of an undertaking by the director to do both of the following: (i) repay that amount if a court of competent jurisdiction determines that the director’s action or failure to act involved deliberate intent to cause injury to the corporation or was undertaken with reckless disregard for the best interests of the corporation; and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. For all other potential indemnitees, Ohio law permits a corporation to provide expenses to such persons in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. Ohio law also permits any additional rights to indemnification or advancement of expenses as granted under the corporation’s articles, regulations, or otherwise by agreement. Ohio law also permits a corporation to purchase and maintain indemnification insurance coverage on behalf of or for the benefit of its insiders.

Under Article VII of the Company’s Amended and Restated Code of Regulations, directors and officers of the Company are entitled to be indemnified to the fullest extent permitted by law. Consistent with Ohio law, any such indemnification, unless ordered by the court, must generally be made upon a determination that indemnification is proper in the circumstances because the affected person has met the applicable standard of conduct set forth in Article VII. Such determination shall be made (i) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding or (ii) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years, or (iii) by the shareholders, or (iv) by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought.

The Company also maintains a directors’ and officers’ liability insurance policy for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action, as permitted by Ohio law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Number	Exhibit

4.1	Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 25, 2017).

4.2	Amended and Restated Code of Regulations of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q that was filed with the Commission on July 26, 2017).

4.3	Fidelity Volume Submitter Defined Contribution Plan – Basic Plan Document No. 17

4.4	Fidelity Volume Submitter Defined Contribution Plan – Adoption Agreement No. 001

5.1	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the securities

5.2	Internal Revenue Service National Office Opinion Letter

23.1	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Auditor

24	Power of Attorney

The Company will submit any amendment to the Plan to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to maintain the qualification of the Plan under Section 401 of the Internal Revenue Code, as amended.

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that (A) Paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Archbold, State of Ohio, on September 14, 2020.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

By:	/s/ Lars B. Eller
Lars B. Eller
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lars B. Eller Lars B. Eller	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2020

/s/ Barbara J. Britenriker Barbara J. Britenriker	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2020

Directors*

Andrew J. Briggs

Eugene N. Burkholder

Steven A. Everhart

Jo Ellen Hornish

Jack C. Johnson

Dr. Marcia S. Latta

Steven J. Planson

Anthony J. Rupp

Kevin J. Sauder

Paul S. Siebenmorgen

Dr. K. Brad Stamm

*	For each of the above directors pursuant to power of attorney filed with this Registration Statement.

By:	/s/ Lars B. Eller	September 14, 2020
Lars B. Eller
(pursuant to power of attorney)

The Plan. Pursuant to the requirements of the Securities Act of 1933, The Farmers & Merchants State Bank, the Plan administrator, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Archbold, State of Ohio, on September 14, 2020.

The Farmers & Merchants State Bank
401(k) Profit Sharing Plan

By:	The Farmers & Merchants State Bank

	By:	/s/ Lars B. Eller
Lars B. Eller
President and CEO